                                                                    EXHIBIT 12.1


                            PAYLESS SHOESOURCE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         FOR THE LAST THREE FISCAL YEARS



                                            Jan. 30,  Jan. 31,  Feb. 1,
(Thousands)                                   1999      1998      1997
                                            --------  --------  --------
Earnings Available for Fixed Charges:

Pretax earnings                             $224,467  $214,348  $179,159

Fixed Charges (Interest expense plus
  interest component of rent)                 72,234    85,345    81,576
                                            --------  --------  --------

                                            $296,701  $299,693  $260,735


Fixed Charges:

Gross interest expense                      $  1,876  $  1,246  $  1,166

Interest factor attributable
  to rent expense                             70,358    84,099    80,410
                                            --------  --------  --------

                                              72,234    85,345    81,576
                                            ========  ========  ========

Ratio of Earnings to Fixed Charges               4.1       3.5       3.2
                                            ========  ========  ========